UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 16, 2014

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ServiceSource International, Inc.
(Exact name of Registrant as specified in its charter)

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Delaware	001-35108	81-0578975
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

634 Second Street
San Francisco, California 94107
(Address of principal executive offices, including zip code)

(415) 901-6030
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2014, the Company announced that Christopher M. Carrington has been appointed as Chief Executive Officer of the Company to be effective on December 1, 2014. He also will join the Company's Board of Directors effective December 1, 2014, as a Class III Director, to stand for reelection at the annual meeting of the Company to be held in 2017.

Mr. Carrington, age 53, previously served as Executive Vice President, Global Delivery of Sykes Enterprises, Incorporated, a provider of comprehensive outsourced customer contact management solutions and services in the business process outsourcing arena, from September 2012 to June 2014. Prior to this role, Mr. Carrington served as a board member and President and Chief Executive Officer of Alpine Access, Inc., a virtual contact center solutions and services market, from July 2006 until its acquisition by Sykes Enterprises. Prior to that, Mr. Carrington served as President of Americas Outsourcing at Capgemini, President and CEO of the Interlink Group, and divisional President of the Americas for Electronic Data Systems.

In connection with Mr. Carrington's appointment, on November 16, 2014, the Company and Mr. Carrington entered into an employment agreement (the "Employment Agreement"), which provides that as Chief Executive Officer, Mr. Carrington will receive an annual base salary of $500,000 and an annual target bonus opportunity of up to $350,000. Mr. Carrington will be guaranteed payment of his pro-rated bonus amount for 2014 and his first half bonus amount for 2015. In addition, the Employment Agreement provides that, subject to the approval of the Compensation Committee of the Company's Board of Directors, Mr. Carrington will receive an award of stock options to purchase up to 2,000,000 shares of the Company's common stock and an award of 500,000 restricted stock units ("RSUs"). The options are expected to be scheduled to vest as to 25% of the shares on the first anniversary of the date of grant and thereafter, in ratable monthly installments for 36 months. The RSUs are expected to be scheduled to vest as to 25% of the RSUs on the first anniversary of the date of grant and the remaining 75% of the RSUs to vest quarterly on a pro rata basis over a twelve-quarter period. Vesting of the awards will be subject to Mr. Carrington's continued service with the Company through each relevant date.

In the event that Mr. Carrington's employment is terminated by the Company without cause (as such term is defined in the Employment Agreement) or if Mr. Carrington should resign for good reason (as such term is defined in the Employment Agreement), Mr. Carrington will be entitled to receive a lump sum severance payment in an amount equal to 12 months of his then-current annual base salary, plus 100% of his then applicable annual target bonus in a single, lump-sum payment. In addition, Mr. Carrington's outstanding and unvested equity awards shall immediately have their vesting accelerated by 12 months from the employment termination or resignation date. Mr. Carrington will also be entitled to an additional lump sum payment in an amount equal to 12 times the monthly premium for COBRA continuation coverage.

Additionally, if, upon or within 18 months following a Company change of control (as such term is defined in the Employment Agreement), Mr. Carrington's employment is terminated without cause or he resigns for good reason, Mr. Carrington will be entitled to receive a lump sum severance payment in an amount equal to 18 months of his then-current annual base salary, plus 150% of his then applicable annual target bonus in a single, lump-sum payment. In addition, all of Mr. Carrington's then-outstanding equity awards will become fully vested. Mr. Carrington will also be entitled to an additional lump sum payment in an amount equal to 18 times the monthly premium for COBRA continuation coverage.

In order to receive any of the severance benefits under the Employment Agreement, Mr. Carrington will be required to execute a customary release of claims in favor of the Company. The Employment Agreement also includes a non-solicitation covenant in favor of the Company for a period of one year following Mr. Carrington's termination of employment.

The Company and Mr. Carrington will also enter into the Company's standard form of indemnification agreement.

There are no arrangements or understandings between Mr. Carrington and any other persons pursuant to which Mr. Carrington was appointed an officer of the Company. Mr. Carrington does not have any family relationship with any of the Company's directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Mr. Carrington has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K.

In connection with the appointment of Mr. Carrington as Chief Executive Officer, the Company also announced that Ashley F. Johnson will no longer serve as interim Chief Executive Officer of the Company effective as of December 1, 2014. Ms. Johnson will continue her employment with the Company in a new role as Chief Customer Officer, overseeing the customer-facing functions of the Company.

On November 17, 2014, the Company issued a press release announcing the appointment of Mr. Carrington to the Chief Executive Officer role and Ms. Johnson's new role. A copy of the press release is attached as Exhibit 99.1 to this current report on Form 8-K. The information in the press release attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated November 17, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2014

SERVICESOURCE INTERNATIONAL, INC.

By:	/s/ Simon Biddiscombe
Name:	Simon Biddiscombe
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated November 17, 2014.